UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Tessera Technologies, Inc.
(Name of Issuer)

Common stock, $0.001 par value
(Title of Class of Securities)

88164L100
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Associates L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

520,400

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

520,400

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

520,400

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Qualified Associates, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,556,246

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,556,246

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,556,246

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

The Collectors' Fund L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

437,304

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

437,304

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

437,304

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Healthcare, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

25,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

25,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.05%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Fund International, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,423,463

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,423,463

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,423,463

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

CF Advisors, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,538,950

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,538,950

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,538,950

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Capital, LLC (1)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

5,113,213

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

5,113,213

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,113,213

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Porter Orlin LLC changed its name to Amici Capital, LLC effective as of December 31, 2012.

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

A. Alex Porter

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

5,113,213

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

5,113,213

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,113,213

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paul E. Orlin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

5,113,213

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

5,113,213

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,113,213

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No	88164L100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Third Party Fund A

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

150,800

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

150,800

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

150,800

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	(a).	Name of Issuer:

Tessera Technologies, Inc.

(b).	Address of issuer's principal executive offices:

3025 Orchard Parkway San Jose, California 95134

Item 2.	(a).	Name of person filing:

Amici Associates L.P.
Amici Qualified Associates, L.P.
The Collectors' Fund L.P.
Amici Healthcare, L.P.
Amici Fund International, Ltd.
CF Advisors, LLC
Amici Capital, LLC
A. Alex Porter
Paul E. Orlin
Third Party Fund A

(b).	Address or principal business office or, if none, residence:

Amici Associates L.P.
666 Fifth Avenue, Suite 3403
New York, New York 10103

Amici Qualified Associates, L.P.
666 Fifth Avenue, Suite 3403
New York, New York 10103

The Collectors' Fund L.P.
666 Fifth Avenue, Suite 3403
New York, New York 10103

Amici Healthcare, L.P.
666 Fifth Avenue, Suite 3403
New York, New York 10103

Amici Fund International, Ltd.
c/o Bison Financial Services Limited
Bison Court
Road Town
Tortola
British Virgin Islands

CF Advisors, LLC
666 Fifth Avenue, Suite 3403
New York, New York 10103

Amici Capital, LLC
666 Fifth Avenue, Suite 3403
New York, New York 10103

A. Alex Porter
c/o Amici Capital, LLC
666 Fifth Avenue, Suite 3403
New York, New York 10103

Paul E. Orlin
c/o Amici Capital, LLC
666 Fifth Avenue, Suite 3403
New York, New York 10103

Third Party Fund A
c/o Amici Capital, LLC
666 Fifth Avenue, Suite 3403
New York, New York 10103

(c).	Citizenship:

Amici Associates L.P. – New York limited partnership
Amici Qualified Associates, L.P. – Delaware limited partnership
The Collectors' Fund L.P. – New York limited partnership
Amici Healthcare, L.P. – Delaware limited partnership
Amici Fund International, Ltd. – British Virgin Islands business company
CF Advisors, LLC – Delaware limited liability company
Amici Capital, LLC - Delaware limited liability company
A. Alex Porter - United States of America
Paul E. Orlin - United States of America

(d).	Title of class of securities:

Common stock, $0.001 par value

(e).	CUSIP No.:

88164L100

Item 3.	If This Statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Amici Associates L.P.  - 520,400 shares
Amici Qualified Associates, L.P. - 1,556,246 shares
The Collectors' Fund L.P. - 437,304 shares
Amici Healthcare, L.P. – 25,000 shares
Amici Fund International, Ltd. - 2,423,463 shares
CF Advisors, LLC – 2,538,950 shares
Amici Capital, LLC - 5,113,213 shares
A. Alex Porter - 5,113,213 shares
Paul E. Orlin - 5,113,213 shares
Third Party Fund A – 150,800 shares

(b)	Percent of class:

Amici Associates L.P. – 1.0%
Amici Qualified Associates, L.P. – 3.0%
The Collectors' Fund L.P. – 0.8%
Amici Healthcare, L.P. – 0.05%
Amici Fund International, Ltd. – 4.6%
CF Advisors, LLC – 4.9%
Amici Capital, LLC – 9.8%
A. Alex Porter – 9.8%
Paul E. Orlin – 9.8%
Third Party Fund A – 0.3%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote
Amici Associates L.P. - 0
Amici Qualified Associates, L.P. - 0
The Collectors' Fund L.P. - 0
Amici Healthcare, L.P. - 0
Amici Fund International, Ltd. - 0
CF Advisors, LLC - 0
Amici Capital, LLC - 0
A. Alex Porter - 0
Paul E. Orlin - 0
Third Party Fund A - 0
,

(ii)	Shared power to vote or to direct the vote
Amici Associates L.P. - 520,400
Amici Qualified Associates, L.P. - 1,556,246
The Collectors' Fund L.P. - 437,304
Amici Healthcare, L.P. – 25,000
Amici Fund International, Ltd. - 2,423,463
CF Advisors, LLC - 2,538,950
Amici Capital, LLC - 5,113,213
A. Alex Porter - 5,113,213
Paul E. Orlin - 5,113,213
Third Party Fund A – 150,800
,

(iii)	Sole power to dispose or to direct the disposition of
Amici Associates L.P. - 0
Amici Qualified Associates, L.P. - 0
The Collectors' Fund L.P. - 0
Amici Healthcare, L.P. - 0
Amici Fund International, Ltd. - 0
CF Advisors, LLC - 0
Amici Capital, LLC - 0
A. Alex Porter - 0
Paul E. Orlin – 0
Third Party Fund A - 0
,

(iv)	Shared power to dispose or to direct the disposition of
Amici Associates L.P. - 520,400
Amici Qualified Associates, L.P. - 1,556,246
The Collectors' Fund L.P. - 437,304
Amici Healthcare, L.P. – 25,000
Amici Fund International, Ltd. - 2,423,463
CF Advisors, LLC - 2,538,950
Amici Capital, LLC - 5,113,213
A. Alex Porter - 5,113,213
Paul E. Orlin - 5,113,213
Third Party Fund A -150,800
.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Each of Amici Associates, L.P., Amici Qualified Associates, L.P., The Collectors' Fund L.P., Amici Healthcare, L.P., Amici Fund International, Ltd., CF Advisors, LLC and Third Party Fund A is not the beneficial owner of more than five percent of the class of securities.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2013
(Date)

/s/ Amici Associates L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Qualified Associates, L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ The Collectors' Fund L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Healthcare, L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Fund International, Ltd.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ CF Advisors, LLC
(Signature)
/s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Capital, LLC
(Signature)
/s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)

/s/ A. Alex Porter
A. Alex Porter

/s/ Paul E. Orlin
Paul E. Orlin

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Exhibit 1
Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the common stock, $0.001 par value, of Tessera Technologies, Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate.  The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

February 14, 2013
(Date)
/s/ Amici Associates L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Qualified Associates, L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ The Collectors' Fund L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Healthcare, L.P.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Fund International, Ltd.
(Signature)

By: Amici Capital, LLC Investment Adviser /s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ CF Advisors, LLC
(Signature)
/s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)
/s/ Amici Capital, LLC
(Signature)
/s/ A. Alex Porter
(Signature)
A. Alex Porter, Managing Member
(Name/Title)
/s/ Paul E. Orlin
(Signature)
Paul E. Orlin, Managing Member
(Name/Title)

/s/ A. Alex Porter
A. Alex Porter

/s/ Paul E. Orlin
Paul E. Orlin

SK 02903 0004 1351288